CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the S-8 Registration Statement pertaining to the Westell Technologies, Inc. Employee Stock Purchase Plan of our reports dated June 13, 2008, with respect to the consolidated financial statements and schedule of Westell Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 2008, and the effectiveness of internal control over financial reporting of Westell Technologies, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

November 7, 2008